Exhibit 10.7

BRANCH LEASE AGREEMENT

Prepared by: Kendall O. Clay, Attorney at Law, P.C., PO Box 852, Radford, VA 24143

Return to:

Tax Map Reference No.:

THIS LEASE AGREEMENT, made this 30th day of April, 2008, by and between HASH GROUP, LLC, Grantor, herein referred to as “Landlord”, whose address is 2257 Roanoke Street, Christiansburg, Virginia 24073, and HOMETOWN BANK, D/B/A NEWRIVER BANK, Grantee, herein referred to as “Tenant”, whose address is 202 S. Jefferson Street, Roanoke, Virginia.

WITNESSETH:

WHEREAS, Landlord is the sole owner of the following premises located at 1540 Roanoke Street, Christiansburg, Virginia, described on Exhibit I attached hereto; and

WHEREAS, Tenant desires to lease the premises for the purpose of conducting a branch bank and banking operations.

NOW, THEREFORE, in consideration of the mutual covenants contained herein the parties hereby agree as follows:

DESCRIPTION OF THE PREMISES

Landlord agrees to lease and Tenant agrees to rent that certain space designated as 1540 Roanoke Street, Christiansburg, Virginia, together with adequate parking space and roadways for ingress and egress to the leased premises, which space is hereinafter referred to as the “premises.”

TERM OF LEASE

Tenant agrees to lease the above described premises for a period of sixty (60) months commencing on the first day of May, 2008. At the end of such 60-month period the Lease shall be renewed for an additional 60-month period upon the same terms and conditions (except for an increase adjustment in rent as provided herein), unless ninety (90) days prior to the end of such initial 60-month period the Tenant notifies the Landlord that it does not intend to renew the Lease. Upon the expiration of the initial term and any renewal term, as provided herein, the Lease shall continue for successive periods of 60 months unless either party notifies the other party by delivery of a certified letter notifying the other party of its intent not to renew the Lease.

COMMENCEMENT DATE AND IMPROVEMENTS

The premises will be available to the Tenant by May 1, 2008. The Tenant may, at any time during this Lease, with the prior written consent of the Landlord and upon such terms and conditions as the Landlord shall set forth in writing, make such alterations and additions to the premises at its own expense.

RENT

Tenant agrees to pay to Landlord at its office, the sum of One Thousand and 00/100 Dollars ($1,000.00) per month for the lease of the premises, to be due and payable on the first day of each month beginning on the first day of May, 2009. No rent will be payable during the period May 1, 2008 through April 30, 2009.

For the renewal period and any subsequent renewal periods rent for the renewal period and subsequent renewal periods shall increase by 10% over the rental in effect for the previous period for each subsequent rental period.

REAL ESTATE TAXES

During the term of this Lease, Landlord shall pay all real estate taxes and real estate assessments imposed on the demised premises by the state, county, or other lawful governmental authority. Tenant shall reimburse Landlord for said real estate taxes imposed directly on the leased premises or on a pro-rata basis based on the entire rental area of the property. Tenant shall pay all personal property and business taxes imposed by the state, county, or other lawful governmental authority on Tenant’s property or business operations.

USE OF PREMISES

The parties expressly agree that this Lease is executed in order that Tenant may conduct the business of a branch banking operation.

SERVICES

During the term of this Lease, the parties shall provide the following:

At Tenant’s Expense:

•	Heating, cooling and electricity which are separately metered and will be put in Tenant’s name

•

Maintenance, including parking lot maintenance and the cost of snow removal and paving shall be pro-rated based upon the area occupied by the Tenant as a proportion of the total occupied space in the center

•	Custodial services

•	Real estate taxes (pro-rata)

•	Exterior maintenance

At Landlord’s Expense:

•	Hazard insurance protecting the Landlord’s interest

ASSIGNMENT AND SUBLEASE

This Lease may not be assigned or transferred, except to a successor entity, and the premises may not be sublet, either in whole or in part, by Tenant without Landlord’s prior written consent.

REPAIRS

Landlord hereby agrees that during the term of this Lease, it shall, in the matter of keeping the building and demised premises in good repair, maintain the parking area and be responsible for snow removal and that these services shall be a part of the expense of “SERVICES” and billed as provided above.

RIGHT OF ENTRY TO REPAIR

Landlord reserves the right for itself, its agents and employees to enter upon the premises at any reasonable time to make repairs, alterations or improvements; provided, however, that such repairs, alterations, or improvements shall not unreasonably interfere with Tenant’s business operations. Such right to enter shall also include the right to enter upon the premises for the purposes of inspection.

INSURANCE

Landlord shall maintain all public or common areas in a condition free from all physical and fire hazards. Landlord shall adequately insure the building and all public or common areas for fire, casualty, hazard, and liability. Tenant shall maintain the demised premises in a hazard-free condition. Tenant shall be responsible for insuring its personal property and it shall be responsible for all liability within the demised premises.

BANKRUPTCY OR INSOLVENCY

It is expressly agreed that if at any time during the term of this lease, Tenant shall be adjudged bankrupt or insolvent by any Federal or State Court of competent jurisdiction, Landlord may, at its option, declare this Lease to be terminated and canceled, and may take possession of the demised premises. In the event of the backruptcy or insolvency of the Landlord, or in the event the premises are sold, Tenant may elect to terminate this Lease, but it will not be required to do so.

DAMAGE OR DESTRUCTION BY FIRE OR NATURAL CAUSES

If, during the term of this Lease, the building on the demised premises is destroyed by fire, natural causes, or other casualty, or so damaged thereby that it cannot be repaired with reasonable diligence within sixty (60) days, this Lease shall terminate as of the date of such damage or destruction. However, if said buildings can with reasonable diligence be repaired within 60 days, said buildings shall be, by Landlord, repaired as quickly as is reasonably possible, and this lease shall remain in full force and effect; provided, however, rent shall be abated for any part of said building which is rendered unfit for occupancy for the period that such unfitness continues.

DEFAULT ON PAYMENT OF RENT

If any monthly installment of rent as herein called for remains overdue and unpaid for ten (10) days, Landlord shall impose a penalty of five (5) percent of the monthly rental amount for each month overdue. If any monthly installment of rent and interest as herein called for remain overdue and unpaid for thirty (30) days, Landlord may, at its option, at any time during such default, declare this Lease terminated and take possession of the demised premises.

DISPUTE RESOLUTION/ARBITRATION

The parties agree to use every reasonable effort to settle any dispute or disagreement between them relative to this agreement by amicable means and not to resort to legal action unless and until the parties have in good faith attempted to settle such dispute or disagreement. If this method of resolution should have proved to be impracticable, any controversy or claim arising out of or relating to this agreement shall be submitted to and be finally resolved by arbitration. Unless the parties interested mutually agree on a different method of arbitration, then any interested party may submit the matter to arbitration with one arbitrator selected by each party and the two arbitrators thus selected shall select a neutral arbitrator who shall preside over the arbitration which will be conducted in accordance with the Commercial Arbitration Rules of the American Arbitration Association, the Virginia Arbitration Act, or such other rules and procedures agreed upon by a majority of the arbitrators. The arbitrators may employ such experts as they deem necessary and hear evidence from any party in the discretion of the arbitrators. The determination by a majority of the arbitrators shall be binding on all parties for all purposes and a judgment on the award may be entered by any court of competent jurisdiction. Costs of each designated arbitrator shall be paid by the designating party and all other costs for a neutral arbitrator, experts and expenses incurred shall be divided equally between the parties in accordance with the Commercial Arbitration Rules of the American Arbitration Association. The arbitration shall take place in a neutral location, and, except as otherwise provided herein, the provisions of the Virginia Uniform Arbitration Act shall apply. The arbitrators may employ the services of such accountants and agents as they may deem necessary. Interested parties may present to the arbitrators such evidence as they may deem appropriate. The determination of a majority of the arbitrators shall be final and binding upon all persons for all purposes. Each party shall bear the expenses of its or his attorney and the expenses of its or his proof, if any. Judgment upon the award rendered by the arbitrators may be entered in any court of competent jurisdiction.

SIGNS

Tenant may display signs and shingles advertising his place of business with the prior written consent of the Landlord, which consent shall not be unreasonably withheld.

The parties, having read and understood the provisions of this lease agree for themselves, their heirs, administrators, personal representatives, executors, successors and assigns to be bound thereby.

In Witness Whereof, the parties have executed this lease on the 30th day of April, 2008.

HASH GROUP, LLC

By:	/s/ David Hagan
Its:

HOMETOWN BANK, D/B/A NEWRIVER BANK

By:	/s/ Charles W. Maness
Its:	CFO